Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard — N. Huntingdon, PA 15642 — (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne to Open Combined Production Service Center (“PSC”) and Machine Sales Center in Italy

•	Newest facility strategically located in Lombardy region of Italy, near industrial centers of Milan, Torino and Venetia

•	Second European-based PSC; Eight total PSCs globally

NORTH HUNTINGDON, PA, June 19, 2014 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced today the planned opening of a new combined Production Service Center (“PSC”) and Machine Sales Center in the Lombardy region of Italy on or about August 1, 2014. Said Omar, most recently ExOne’s European Sales Director, will be ExOne Italy’s Managing Director.

The location, consisting of an approximately 3,300 square foot leased facility, was selected due to its close proximity to foundries and operations supporting the aviation, automotive and other industries around Milan, Torino and Venetia. ExOne Italy’s PSC will initially operate with one each of the Company’s S-Max and S-Print 3D printing machines. The Company’s largest capacity machine, the S-Max, prints sand molds and cores in a build box of 1.8 meters x 1 meter x 0.7 meters with a job box production time of about 24 hours. The mid-sized S-Print machine prints objects using silica sand or ceramic and has the capability to utilize the Company’s phenolic binder. This binder is especially conducive to challenges faced by the aviation, automotive, hydraulic/heavy equipment and pump industries. The S-Print system includes an industrial microwave oven provided by MWT, a business acquired by ExOne in March 2014.

Rainer Hoechsmann, Chief Development Officer and General Manager of ExOne GmbH commented, “The opening of our new combined sales and PSC facility in Italy will help us to drive further revenue growth in Europe, consistent with our expansion strategy. Italy has been a strong source of work for our existing European PSC and this new location, combined with onsite demonstration of our 3D printing capabilities using our binder jetting technology, will enable our growing list of customers and prospects in Italy to experience how our machines and products can directly change and benefit their business. Said Omar, a resident of Italy, has in-depth experience with our technology and is well suited to drive our machine sales as well as manage job shop production of our industrial products at ExOne Italy.”

ExOne’s other PSCs are located in North Huntingdon, PA; Troy, MI; Houston, TX; Auburn, WA; Las Vegas, NV; Augsburg, Germany; and Kanagawa, Japan.

For more information regarding ExOne’s operations, visit the Company’s website at www.exone.com.

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ExOne to Open Combined Production Service Center (“PSC”) and Machine Sales Center in Italy

June 19, 2014

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its eight PSCs, which are located in the United States, Germany, Italy and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith	Deborah K. Pawlowski/Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 /(716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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